Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123512, 333-168157, 333-199431 and 333-221316 on Form S-8 and No. 333-213377 on Form S-3 of our reports dated August 28, 2018, relating to the financial statements and financial statement schedule of Briggs & Stratton Corporation and subsidiaries, and the effectiveness of Briggs & Stratton Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended July 1, 2018.

/s/ Deloitte & Touche LLP
Milwaukee, WI
August 28, 2018